September 21, 2005
Mail Stop 3561


Guangwei Liang
Chief Executive Officer
Fantatech Inc.
Unit B, 11/F, Vienna Mansion
55 Paterson Street
Causeway Bay, Hong Kong


   RE:	Fantatech Inc. (the "Company")
	Form 10-KSB for the fiscal year ended December 31, 2004
	File No. 000-24374
	Form 10-QSB for the quarter ended June 30, 2005
	File No. 000-24374


Dear Mr. Liang:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,


								Linda Cvrkel
								Branch Chief












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